Back to Form S-8

Exhibit 5.1

HOGAN & HARTSON	Hogan & Hartson LLP Columbia Square 555 Thirteen Street, NW Washington, DC 20004 +1.202.637.5600 Tel +1.202.637.5910 Fax www.hhlaw.com

February 16, 2007

Board of Directors
WellCare Health Plans, Inc.
8725 Henderson Road
Renaissance One
Tampa, Florida 33634

Ladies and Gentlemen:

We are acting as counsel to WellCare Health Plans, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the registration of 1,200,000 shares of the Company’s common stock, par value $.01 per share (the “Shares”), to be issued from time to time pursuant to the Company’s 2004 Equity Incentive Plan (the “Plan”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.
2.	A copy of the Plan, as certified by an officer of the Company on the date hereof as being complete, accurate and in effect.

3.
The Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on February 15, 2007, and as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

Board of Directors
WellCare Health Plans, Inc.
February 16, 2007

4.	The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

5.
Resolutions of the Board of Directors of the Company, adopted on May 11, 2004, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, the authorization of the registration statement (SEC File No. 333-120257), filed with the Securities and Exchange Commission (“SEC”) on November 5, 2004, and any subsequent registration statements to cover additional shares to be issued under the Plan (including without limitation, the registration statement (SEC File No. 333-131908), filed with the SEC on February 16, 2006, and the Registration Statement), the adoption of the Plan and certain arrangements in connection therewith.

6.
The written consent of WellCare Holdings, LLC, as sole stockholder of WellCare Group, Inc. (subsequently renamed WellCare Health Plans, Inc. in connection with the closing of its initial public offering), dated as of June 30, 2004, relating to, among other items, the approval of the Plan and certain arrangements in connection therewith.

7.	A certificate of the Secretary of the Company, dated as of the date hereof.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions of the General Corporation Law of the State of Delaware. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “General Corporation Law of the State of Delaware” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Board of Directors
WellCare Health Plans, Inc.
February 16, 2007

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares, when issued and delivered in accordance with the provisions of the Plan, will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the effectiveness of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson LLP

Hogan & Hartson LLP